EXHIBIT 10.1

1.       CONSULTANT AGREEMENT

This sets forth the agreement dated as of July 19, 2019 between RedHawk Holdings Corp., RedHawk Medical Products & Services LLC, and any related or affiliated entities (individually and collectively, “RedHawk”), on one side, and Drew Pinsky, Inc. (“DPI”) f/s/o Dr. Drew Pinsky (“Consultant”), on the other, upon the following terms and conditions for Consultant to be the exclusive spokesperson for the SANDD mini needle incineration unit, SANDD Pro needle incineration unit and any related products and/or accessories (individually and collectively, the “Product”). For good and valuable consideration, the parties hereby agree as follows:

1.	For the Product video testimonials (one to three, 2-3 minute spots and one 30 minute infomercial) featuring Consultant (individually and collectively “Spots” herein), The test period will be 90 days, then an additional 30 days only if any corrective action or edits on the Spots are necessary.

2.	The Product Spots test period will commence no later than September 15, 2019.

3.	Territory: Worldwide.

4.	The initial period (“Initial Period”) shall commence as of the date hereof and shall continue for a period of two (2) years following the commencement of the “Campaign” which shall be deemed to start on any initial broadcast/distribution/airing/mailing of the Spots following the test period, publicity/promotion materials, social media or other media using Consultant’s name and/or likeness in connection with Product (“Media Materials”) following the test period. However, in all events the Campaign shall be commenced no later than 90 days after the test period ends. There shall be an automatic, immediately consecutive two (2)-year extension period (“Extension Period”) which shall commence upon the expiration of the Initial Period unless DPI sends RedHawk written notice of DPI’s intention to not extend at least 60 days prior to the end of the Initial Period. The Initial Period and the Extension Period are sometimes individually and collectively referred to as the “Media Period” herein. The “Term” of this agreement shall commence as of the date hereof and continue for the duration of the Media Period and for one (1) year thereafter for the collection and payment of the “Royalty” (as defined below).

5.	Media/Usage: Product Spots, Direct Response TV commercials, Audiovisual Digital platforms, Search Engine Marketing, Social Media, PR, email to existing customers of RedHawk or 3rd party agencies opt-in email lists who have opted to receive emails (not any unsolicited or so-called spam emails or email blasts) and Product inserts shall all solely be in connection with marketing, promotion and advertising of the Product.

6.	Consultant will have prior approval (not to be unreasonably withheld) over any creative or other promotional materials that uses his name, likeness, copy (including, without limitation, the copy, comments, guests, co-hosts, statistics and/or testimonials of Consultant or others in the Media Materials) and/or his performance, all of which shall be used solely in connection with marketing, promotion and advertising of the Product pursuant to the terms of this agreement. Notwithstanding anything contained herein, there shall be no use of Consultant’s name or likeness on product packaging, outdoor/billboard advertising, point of purchase, magazine/newspaper ads, etc. without DPI’s prior written consent in its sole discretion in each instance. DPI shall also have prior written approval over any press releases as well as any filing and/or offering that uses Consultant’s name or likeness.

7.	The Spots and all other Media Materials shall be produced during:

(a)	One (1) preproduction day (up to 3 hours, not including travel time or fitting) plus two (2) one-hour script calls in advance of preproduction.

(b)	Two (2) 10-hour days for filming from call time to release.

(c)	One (1) 4-hour voiceover session which shall be on a different day.

(d)	The foregoing preproduction day, calls, filming days and voiceover session shall all be scheduled on mutually approved days.

(e)	Consultant shall have approval over Consultant’s hair, makeup and wardrobe for the Spots and Media Materials.

8.	(a) Consultant shall provide six (6) social media posts during each year of the Media Period that will be organic and honest (RedHawk shall be responsible for FTC compliance, e.g., #sponsored, etc.) and RedHawk acknowledges that what Consultant posts must be truthful, factual and conform with FTC or any other governmental or medical entity rules, regulations and guidelines.

(b)	DPI shall additionally furnish the services of Consultant to perform the following services as brand ambassador for the Product:

(i)	provide video testimonial in the Spots for the Products;

(ii)	provide up to two (2) posts monthly on Twitter, Instagram, FB, etc.;

(iii)	two (2) mutually approved appearances annually subject to Consultant’s reasonable availability; and

(iv)	such other additional posts, services, appearances, etc., as mutually agreed to by Consultant and RedHawk.

(c)	In connection with providing the foregoing services, subject to the terms of this agreement, DPI and Consultant hereby grant to RedHawk and its assigns a nonexclusive license for a period equal to the Media Period specified in paragraph 4 of this agreement, to use Consultant’s name, pre-approved image, pre-approved likeness, pre-approved voice-over and pre-approved performances solely in the marketing and exploitation of the RedHawk’s Products as set forth herein pursuant to the terms of this agreement. Without limiting the generality of the foregoing, any use or exploitation of marketing and other tangible material generated as result of the services listed above shall be mutually approved by both RedHawk and Consultant in each instance.

9.	RedHawk acknowledges and agrees that Consultant is under greater scrutiny than other celebrities, spokespersons or endorsers because he is a medical doctor who must comply with the rules, regulations and guidelines governing medical doctors (including, without limitation, the AMA, American College of Physicians, etc.) so this must at all times be taken into account in connection with the development, production, distribution, creation and his review of the Media Materials.

10.	RedHawk will provide Consultant current and ongoing study results as and when received during the Term.

11.	Any unused production days can be used within the first 90 days and shall not rollover to be used at another time beyond the first 90 days.

12.	As a material inducement for DPI to enter this agreement, DPI shall be paid a “Royalty” or “Royalties” equal to three percent (3%) of 100% of the “Net Sales” (as defined herein) of the Products during the Term, but in no event shall the Royalty be less than (i) $3.50 per mini/consumer Product unit sold, licensed or leased (currently anticipated to be $199 per unit retail) or (ii) $13.50 per professional/industrial Product unit sold, licensed or leased (currently anticipated to be $749 per unit retail). Notwithstanding the foregoing, if there is an opportunity for a major, large volume sale and/or lease opportunity (e.g., a million units to the Veterans Administration) that requires a significant discount, then RedHawk and DPI shall discuss in good faith on a case-by-case basis a reduction in the minimum Royalty per unit for such opportunity which in all events would be proportional to reductions in the sales commissions, etc. for such major, large volume sale/lease opportunity. As used herein, “Net Sales” shall mean any and all gross monies or other compensation earned, credited, received and/or collected in connection with the sales, licensing, renting and/or leasing of any and all Products throughout the Territory during the Term whether via television, retail, wholesale, industrial, over-the- counter, online, direct response, lease, license or from third party, arm’s-length distributors and/or third party, arm’s-length subdistributors, in any and all channels, less only (i) a direct, actual, third party, out-of-pocket sales commissions (not to exceed 19.25%) and (ii) actual, direct, out-of-pocket, third party costs of manufacturing the Products. Notwithstanding anything contained herein, trade discounts shall not exceed more than ten percent (10%) of Net Sales in any applicable quarterly payment period. DPI shall receive quarterly payments (in the quarter immediately following the quarter in which earned) with detailed Royalty statements during the Term and DPI shall have the right to audit all books and records related to the Product for a period of up to three years following DPI’s receipt of any statement. If DPI’s audit reveals a discrepancy between the amount RedHawk paid and the amount actually owed to DPI pursuant to this agreement, RedHawk shall promptly pay the discrepancy and, if such discrepancy exceeds five percent (5%), then RedHawk shall also promptly reimburse DPI the costs of such audit.

13.	(a) As a material inducement for DPI to enter into this agreement, RedHawk Holdings Corp. shall issue to Consultant via Form S-8 to be filed by RedHawk Holdings Corp. (the “Registration Statement”) (i) within 30 days of DPI’s signing this agreement, 68,700,000 shares of the common stock of RedHawk Holdings Corp., which shall be equal to five percent (5%) of the issued and outstanding equity of RedHawk Holdings Corp. as of the date hereof, on a fully diluted basis, upon approval of creative materials for production days by Consultant (the “Initial Shares”), and (ii) upon the completion of the first year of the Term, 68,700,000 additional shares of the common stock of RedHawk Holdings Corp., which shall be equal to an additional five percent (5%) of the issued and outstanding equity of RedHawk Holdings Corp. as of the date hereof, on a fully diluted basis (the “Additional Shares”). Notwithstanding anything to the contrary, upon issuance of the Additional Shares, Consultant shall have been issued a total of ten percent (10%) of the issued and outstanding equity of RedHawk Holdings Corp., on a fully diluted basis, as of the date of the issuance of the Additional Shares; but in the event that Consultant would hold a lesser stake at such time (except to the extent caused by any sale of shares by Consultant), RedHawk Holdings Corp. shall issue with the Additional Shares that number of extra shares (“Extra Shares”) to Consultant such that all shares issued to Consultant through such date shall be equal to ten percent (10%) of the issued and outstanding equity of RedHawk Holdings Corp. on such date, on a fully-diluted basis (the Initial Shares, the Additional Shares, and the Extra Shares, collectively the “Equity Interest”), except as otherwise set forth in subsection (b), below. In all events, the Equity Interest shall include price protection such that if RedHawk issues shares to anyone else at a lower price than Consultant also benefits on a most favored nations basis. Consultant’s Equity Interest shall in all events be calculated (and be in the same form) as any and all shareholders in RedHawk (or related entities’) equity interest (e.g., of the same class or series; having the same rights, preferences and privileges; subject to the same restrictions; subject to dilution or anti-dilution protection upon the same basis as any other shareholder). For the purposes of compliance with IRS Section 83(b), the Equity Interest is not subject to any restrictions. Upon request by Consultant, RedHawk shall appoint Consultant, and one additional person selected by Consultant, to RedHawk Holdings Corp.’s Board of Directors. For so long as Consultant retains any portion of the Equity Interest, RedHawk shall not sell all or substantially all of the underlying patents or other assets of RedHawk Medical Products & Services LLC or any entity holding the underlying patents for the Product or effect any merger, consolidation, or acquisition of such entity, without the prior written consent of Consultant.

(b)       In furtherance of separate agreements by and among Consultant and his advisors that obligate Consultant to share certain components of his compensation with his advisors, RedHawk Holdings Corp. agrees to issue 15% of Consultant’s Initial Shares to Worldwide Warranty Corporation and 5% of Consultant’s Initial Shares to Steven J. Younger, each in a transaction not involving a public offering pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”); for avoidance of doubt, the remaining 80% of Consultant’s Initial Shares shall be issued to Consultant. Upon the completion of the first year of the Term, RedHawk Holdings Corp. shall issue 15% of Consultant’s Additional Shares (and, if applicable, Extra Shares) to Worldwide Warranty Corporation and 5% of Consultant’s Additional Shares (and, if applicable, Extra Shares) to Steven J. Younger, each in a transaction not involving a public offering pursuant to Section 4(a)(2) of the Securities Act of 1933; for avoidance of doubt, the remaining 80% of Consultant’s Additional Shares (and, if applicable, Extra Shares) shall be issued to Consultant.

In connection with this Section 13(b), the parties hereby agree and acknowledge that:

(i) the Registration Statement shall register only Consultant’s Equity Interest, in accordance with the instructions to Form S-8. The Initial Shares and Additional Shares (and, if applicable, Extra Shares) issued to Worldwide Warranty Corporation and Steven J. Younger shall not be registered on the Registration Statement (except as set forth in subsection (iii) below);

(ii) Worldwide Warranty Corporation and Steven J. Younger will receive Initial Shares and Additional Shares (and, if applicable, Extra Shares) that have not been registered under the Securities Act or under the laws of any state; accordingly, such shares shall be restricted securities under the Securities Act and certificates (if any) representing such shares issued to Worldwide Warranty Corporation and Steven J. Younger will contain legends substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS IS NOT REQUIRED FOR SUCH TRANSFER.”

(iii) Notwithstanding the foregoing, in the event Consultant designates a principal of Worldwide Warranty Corporation to be appointed to RedHawk Holdings Corp.’s Board of Directors pursuant to Section 13(a) above, upon request by Consultant, RedHawk Holdings Corp. shall enter into a consulting agreement with such principal for his services as a director, and any Additional Shares (and, if applicable, Extra Shares) issuable to Worldwide Warranty Corporation shall instead be registered on the Registration Statement (or a subsequently-filed Form S-8) and issued to such designated principal of Worldwide Warranty Corporation.

14.	All services shall be pursuant to a mutually approved schedule taking into account Consultant’s professional availability.

15.	Consultant shall have approval of the Media Materials and specifically the Spots with respect to any use of his name, likeness and/or performance as well as any statements attributed to or implied as endorsed by Consultant or other participants.

(a)	Product messaging associated with Consultant shall be preapproved by Consultant in writing in each instance.

(b)	RedHawk currently carries $1 million per occurrence and $1 million in the aggregate of product liability, $1 million per occurrence and $2 million in the aggregate general liability insurance. Within 90 days of the date hereof, RedHawk shall increase its minimum limits to $5 million per occurrence/ $10 million aggregate which will also name DPI and Consultant as additional named insureds. RedHawk shall obtain and maintain at its sole expense during the Term hereof, and for a period of three (3) years thereafter, a comprehensive general liability insurance policy, a product liability insurance policy, an advertising liability insurance policy, and an errors and omissions liability insurance for the Spots, the Product and any other use of Consultant’s name, likeness or the Media Materials or other claims related to the rights granted hereunder that covers claims including, without limitation, bodily injury, death, property damage liability, infringement of intellectual property rights, and/or advertising injury. Such insurance shall specifically name DPI and Consultant as additional named insureds. The insurance policies will provide that thirty days’ written notice shall be furnished to DPI and Consultant prior to any cancellation or material modification. Notwithstanding anything to the contrary contained herein, prior to any use of the Media Materials, RedHawk will furnish DPI and Consultant with certificates from the insurer evidencing that $5M/$10M insurance coverage has been effected in accordance with this paragraph. RedHawk’s insurance shall be primary to any insurance carried by Consultant/DPI, which shall be non-contributory.

16.	All production shall be in Southern California and the production shall be produced by a SAG/AFTRA signatory.

17.	RedHawk shall provide Consultant on a continuing, timely basis with all clinical studies, efficacy studies, test results and/or other information RedHawk has or is aware of relating to the Product.

18.	RedHawk hereby represents and warrants that: (i) it has the full right, power and authority to enter this agreement (and that the consent or permission of no other person or entity including without limitation any prior investor(s), partner(s) and/or shareholder(s) are required to perform its obligations and grant the rights granted hereunder; (ii) it shall not engage in any false, misleading or deceptive advertising or fulfillment practices; (iii) all Product claims shall be reviewed and verified by reputable, knowledgeable experts to confirm their accuracy and veracity; and (iv) RedHawk shall do a thorough background check on any expert and/or participant to be interviewed/publicly involved hereunder to ensure there are no convictions, incidents or circumstances that would detract from DPI’s or Consultant’s reputation. Each party represents and warrants that the execution, delivery and performance of this agreement will not constitute a breach or default under, or conflict with, any contract, agreement, commitment or understanding to which such party is a party or by which such party is bound. Each party represents and warrants that the materials it provides or develops for use by the other party are original, truthful and accurate; are not misleading and do not infringe the rights of any third party or defame any person or entity. RedHawk hereby agrees to save, defend, indemnify and hold DPI and Consultant, its and his respective officers, directors, employees and representatives harmless from and against any and all third party expenses, damages, claims, whether valid or invalid, suits, losses, actions, judgments, liabilities, and costs whatsoever (including, without limitation, reasonable attorney fees) (collectively, “Losses”) arising out of, connected with, or resulting from: (i) any breach of or alleged breach of RedHawk’s representations, warranties and/or covenants contained herein, or any failure or omission to perform the obligations set forth herein; (ii) any product liability claims arising from use, sale and/or distribution of the Product; (iii) misconduct or negligence by RedHawk or its employees in rendering services or granting rights hereunder; or (iv) any other claim in connection with RedHawk’s manufacture, distribution, financing, fundraising, sale, publicity and/or promotion in connection with the Product.

19.	All notices and payments required to be provided or paid by a party hereunder shall be provided in writing and shall be sent to the other party at the following address:

If to RedHawk:	RedHawk Medical Products & Services LLC 8000 Innovation Park Dr. Baton Rouge, LA 70820 Attn: Darcy Klug & Howdy Kabrins

If to DPI:	Myman Greenspan Fox Rosenberg Mobasser Younger & Light LLP 11601 Wilshire Blvd. Suite 2200 Los Angeles, CA 90025 Attn: Steve Younger

With a copy to:	Lapides Entertainment 16255 Ventura Blvd., Suite 625 Encino, CA 91436 Attn: Howard Lapides & Jackie Stern

20.	In the event of a dispute arising out of or relating to this agreement or the transactions contemplated hereby, the parties shall submit to binding arbitration before JAMS, Inc. (“JAMS”). Any arbitration hereunder shall be conducted under the Dispute Resolution Rules of the JAMS as modified herein and shall take place in Los Angeles, California before a single arbitrator, mutually approved, who shall be a lawyer. All arbitration proceedings shall be confidential. Neither party shall disclose any information about the evidence produced by the other party in the arbitration proceedings, except in the course of judicial, regulatory, or arbitration proceeding, or as may be demanded by government authority. The arbitrator shall apply California law, shall have authority to award any remedy or relief that a court of the State of California could grant in conformity to applicable law. The prevailing party shall receive reimbursement of reasonable outside attorneys’ fees and its costs.

21.	It is understood and agreed, and it is the intention of the parties hereto, that both DPI and Consultant are independent contractors, and neither is the employee, agent, or partner of RedHawk. Each party acknowledges that: (i) it has carefully read this agreement; (ii) it has had the assistance of legal counsel of its choosing (and such other professionals and advisors as it has deemed necessary) in the review and execution hereof, or adequate opportunity to secure same; (iii) the meaning and effect of the various terms and provisions hereof have been explained to it by such counsel/advisor(s) (or it has conducted such independent review as necessary fully to understand said terms and conditions); (iv) it has executed this Agreement of its own free will; and (v) RedHawk may file this agreement publicly with the Securities and Exchange Commission to satisfy its disclosure obligations pursuant to federal securities laws, regulations and requirements. This agreement may be amended or modified only by the written agreement executed by both RedHawk and DPI. Nothing contained herein shall require the commission of any act or the payment of any compensation which is contrary to any law, rule or regulation. If there shall exist any conflict between this agreement and any such law, rule or regulation, the latter shall prevail; and the provision(s) hereof affected shall be curtailed, limited or eliminated only to the extent necessary to remove such conflict and, as so modified, this agreement shall continue in full force and effect. This agreement shall be deemed to have been drafted by all the parties hereto, since all parties were assisted by their counsel in reviewing and agreeing thereto, and no ambiguity shall be resolved against any party by virtue of its participation in the drafting of this agreement. The payment, accounting and auditing obligations as well as the representations, warranties and indemnity obligations shall all survive any termination or expiration of this agreement for any reason with or without cause.

22.	This agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous understandings, correspondence or agreements, whether written or oral. This agreement can be amended or modified only by written agreement signed by both parties. This agreement shall be governed and construed in accordance with the laws of the State of California and subject to the exclusive jurisdiction of the federal and state courts located in the State of California. Each provision of this agreement is severable and if any provision shall be finally determined to be invalid, illegal, or unenforceable in any jurisdiction, the remaining provisions shall not be affected thereby, nor shall said provision be invalid or unenforceable in any other jurisdiction. Either party’s failure to enforce any provision of this agreement or to require performance by the other party shall not be construed as a waiver of such provision nor affect the validity of this agreement or any part thereof, or either party’s right to enforce any provision thereafter. This agreement may be executed in two or more counterparts, all of which together shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered (including by email or scanned pdf) to the other party.

[Signature Page Follows]

ACKNOWLEDGED AND AGREED:

REDHAWK HOLDINGS CORP		DREW PINSKY, INC.

By:	/s/ G. Darcy Klug	By:	/s/ Drew Pinsky
	an authorized signatory		an authorized signatory

G. Darcy Klug		Drew Pinsky MD
	(print name)		(print name)

Its:	CEO and CFO	Its:

REDHAWK MEDICAL PRODUCTS & SERVICES LLP

By:	/s/ G. Darcy Klug
an authorized signatory

G. Darcy Klug
(print name)

Its:	CEO and CFO

INDUCEMENT

I, Dr. Drew Pinsky, agree to perform all obligations to be performed by me under this agreement and make all representations and warranties made by Consultant in this agreement in order to effectuate the terms and conditions of this agreement. I agree to look solely to Consultant for payment of any compensation due me. I hereby accept and acknowledge each and all provisions of this agreement to the same extent as if I had signed this agreement directly.

/s/ Dr. Drew Pinsky	Date:	7/19/2019
Dr. Drew Pinsky